Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Software, Inc.:

We consent to the use of our reports dated July 12, 2019 with respect to the consolidated balance sheets of American Software, Inc. and subsidiaries (the Company) as of April 30, 2019 and 2018, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2019, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of April 30, 2019, incorporated herein by reference.

Our report dated July 12, 2019 contains an explanatory paragraph that states that as discussed in Note 1(n) to the consolidated financial statements, the Company has changed its method of accounting for revenue recognition in 2019 due to the adoption of ASU 2014-09, Revenue from Contracts with Customers, and the related amendments.

/s/ KPMG LLP

Atlanta, Georgia
August 26, 2019